                                                                      Exhibit 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


                                                                                           Years Ended December 31,
                                                         Three Months Ended    ---------------------------------------------------
                                                          March 31, 2000        1999       1998       1997       1996        1995
                                                         ------------------    -------    -------    -------    -------    -------
                                                                                        (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges                         $   816          $ 4,063    $ 2,492    $ 2,794    $ 2,798    $ 2,538
  Add (deduct):
      Income taxes                                                476            2,291      1,553      1,624      1,614      1,466
      Interest expense                                            417            1,402      1,397      1,283      1,146      1,151
      Capitalized interest (net of amortization)                  (13)             (49)        (7)       (13)       (35)       (23)
      Preferred stock dividends of Parent                          --               --         --         --         --          6
      Dividends on preferred securities of subsidiaries             9               86         98        101        106         98
      Additional income requirement on preferred
        dividends of subsidiaries                                   1                3          5          7         10         10
      Minority interests                                           10               41        199        155        149        145
      Portion of rent expense representing interest                39              145        155        133        131        128
                                                              -------          -------    -------    -------    -------    -------
                                                                1,755            7,982      5,892      6,084      5,919      5,519
  Deduct - Minority interests                                      (7)             (51)      (329)      (280)      (263)      (246)
                                                              -------          -------    -------    -------    -------    -------
Adjusted earnings                                             $ 1,748          $ 7,931    $ 5,563    $ 5,804    $ 5,656    $ 5,273
                                                              =======          =======    =======    =======    =======    =======
Fixed charges:
  Interest expense                                            $   417          $ 1,402    $ 1,397    $ 1,283    $ 1,146    $ 1,151
  Dividends on preferred securities of subsidiaries                 9               86         98        101        106         98
  Additional income requirement on preferred
    dividends of subsidiaries                                       1                3          5          7         10         10
  Portion of rent expense representing interest                    39              145        155        133        131        128
                                                              -------          -------    -------    -------    -------    -------
                                                                  466            1,636      1,655      1,524      1,393      1,387
  Deduct - Minority interests                                     (13)             (44)       (60)       (66)       (68)       (70)
                                                              -------          -------    -------    -------    -------    -------
Adjusted fixed charges                                        $   453          $ 1,592    $ 1,595    $ 1,458    $ 1,325    $ 1,317
                                                              =======          =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED CHARGES                               3.86(a)          4.98(b)    3.49(c)    3.98       4.27       4.00


(a) Excluding pretax special items of $(40) million, or $(20) million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the three months ended March 31, 2000 would have been 3.77.

(b) Excluding pretax special items of $(1,116) million, or $(651) million after-tax, the Company's ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.28.

(c) Excluding pretax special charges of $755 million, or $482 million after-tax, the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.